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                          THE FRANCE GROWTH FUND, INC.
                           1285 Avenue of the Americas
                  c/o Mitchell Hutchins Asset Management, Inc.
                               New York, NY 10019

                                 April 19, 1999

VIA ELECTRONIC TRANSMISSION

File Desk
Securities and Exchange commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

         RE:  Definitive Additional Soliciting Materials for
              The France Growth Fund, Inc. (the "Fund")
              File No. 811-05994
              ----------------------------------------------

Ladies and Gentlemen:

         Attached hereto for electronic filing on behalf of the Fund pursuant to Rule 14a-6 of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Rule 101(a) of Regulation S-T are defintive additional soliciting materials to be mailed to stockholders of the Fund in connection with the annual meeting of stockholders of the Fund (the "Meeting") to be held on April 29, 1999. The definitive proxy materials relating to the Meeting were filed with the Commission on March 11, 1999.

         The Meeting to which the enclosed additional soliciting materials relate is being held for the purpose of (1) electing three directors; (2) ratifying the selection of Price Waterhouse LLP as independent accountants for the fiscal year ending December 31, 1999; and (3) considering two stockholder proposals.

         Pursuant to Rule 14a-6(d) under the 1934 Act, please be advised that the Fund intends to mail the additional soliciting materials to the stockholders of record of the Fund on or about April 19, 1999.

         If you have any questions or comments concerning this filing please contact the undersigned at (617) 526-6276 (collect).


                                                Very truly yours,

                                                /s/ Charles F. McCain

                                                Charles F. McCain


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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant                         /x/

Filed by a Party other than the Registrant     / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ /  Definitive Proxy Statement

/x/  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

/ /  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e) (2))


                          The France Growth Fund, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


-------------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

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                 IMPORTANT INFORMATION ABOUT YOUR INVESTMENT IN
                           THE FRANCE GROWTH FUND INC.

Dear Shareholder:                                                April 19, 1999

By now you should have received The France Growth Fund's proxy materials for the upcoming Annual Meeting of Stockholders scheduled to be held on April 29, 1999. If you have not yet completed and mailed in your proxy, we urge you to do so after reading the Fund's proxy statement. You may also have received proxy materials from Deep Discount Advisers, Inc. ("Deep Discount") that contain proposals to open-end the Fund, terminate the Fund's management contract and elect an alternative slate of Directors. Please be advised that Deep Discount is not considering your best interests in making these proposals. Your Board of Directors strongly believes that Deep Discount's proposals would, if adopted, harm all shareholders who invest in the Fund for long-term capital appreciation, which has been the Fund's investment objective since inception. We would like to take this opportunity to highlight the Fund's record because we believe it has been a very good record for shareholders and also give you more insight into Deep Discount's self serving objective behind its proxy campaign. We hope that you will consider this information when voting. Your Board unanimously urges you to vote the WHITE proxy card FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

Your Board unanimously believes that the Fund will best serve the long-term interests of stockholders by continuing to focus on maximizing long-term capital appreciation rather than by fundamentally changing its focus to the short-term goal of seeking to realize net asset value in a manner disruptive to shareholder interests. We believe that the Fund has been very successful at achieving its objective since it began offering shares in 1990, as demonstrated by the following:

o The Fund has received a four star rating by Morningstar and has outperformed its benchmark index in all but one year since its inception in 1990 (please see the bar chart on page 9 of the proxy statement).

o The Fund has outperformed its benchmark index by over 80% over the life of the Fund, providing a total return (based on changes in net asset value per share) of 161% in U.S. dollars since inception.

o In 1998 alone the Fund achieved an increase in net asset value of 40.9%.

In addition to consistently achieving superior performance, the Adviser and your Board have taken significant actions which have and will continue to benefit shareholders, including:

o A continual reduction in the Fund's total operating expenses to 1.25% estimated for 1999, which is significantly less than the average total operating expenses for closed-end European equity funds during 1998.

o The Adviser has voluntarily agreed to reduce its advisory fee each month by a percentage equal to the size of the discount.

o The Fund adopted a Tax-Advantaged Managed Distribution Plan in 1998 whereby the Fund distributes a dividend on a quarterly basis equal to at least 12% of the Fund's net assets as of the end of the previous year. The Fund expects to distribute at least $7.55 million per quarter in 1999.


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As discussed more fully in the proxy statement, we believe that conversion of the Fund from a closed-end fund to an open-end fund would have substantial adverse consequences for shareholders, including the fact that the Adviser would no longer be able to invest substantially all of the Fund's assets in French equity securities because the Fund would then need to keep a sizeable cash reserve to meet redemption requests. We also strongly believe that termination of the advisory contract would be very detrimental to shareholders. Not only would it throw Fund management into chaos and increase expenses, but shareholders would lose the services of an adviser which has achieved consistently superior performance for the Fund. Your Board does not believe that it would be able to replace the Adviser with another that has similar experience in managing a pool of French equity securities and can demonstrate a comparable record of performance. Plus there is NO evidence that termination of the advisory contract would reduce the discount. We hope that you will consider this record when voting and urge you to vote AGAINST proposal 3 to open-end the Fund and AGAINST proposal 4 to terminate the advisory contract.

Your Board strongly recommends that you elect its nominees to the Board. Messrs. Rapaccioli and Longchampt have been Directors since the Fund's inception and are long-time members of the Audit Committee which has, among other things, overseen the successful reduction of Fund expenses. Mr. Chauvel has served as President of the Fund for the last two years. All three nominees are French nationals and have professional French backgrounds. They have and would continue to make positive contributions to the Fund. The Board believes that Deep Discount's nominees have no interest in the Fund other than promoting Deep Discount's goal of open-ending the Fund.

Finally, we believe that you would benefit by knowing a little bit more about Deep Discount and its motive behind this proxy campaign. Deep Discount is in the business of profiting by buying shares of closed-end funds at a discount and then selling those shares as soon as the discount narrows after the fund announces that it has been forced to open-end. Deep Discount is not concerned with the fund's investment objective, its performance or its other shareholders. Illustrative of this is the fact that Deep Discount has offered a proposal to terminate the Fund's advisory contract. As noted above and in the proxy statement, we believe that such action would be significantly harmful to all shareholders except Deep Discount. Why not Deep Discount as well? Because Deep Discount doesn't care about the Fund's performance or how well or by whom the Fund's assets are managed. Deep Discount has waged proxy contests against a number of closed-end funds over the years and in all of those contests Deep Discount has pursued the same goal - force the fund to open-end. We hope that you will place greater weight on the record that the Fund has established over the past 9 years than on unsupported assertions by a shareholder like Deep Discount who bears no fiduciary responsibility to the other shareholders and whose only goal is to profit for its own account.

For these and the other reasons set forth in the proxy statement, your Board strongly recommends that you vote with management against proposal 3 to open-end the Fund and proposal 4 to terminate the Fund's management contract. Please review the Fund's proxy material and vote the WHITE proxy card FOR Proposals 1 and 2 and AGAINST proposals 3 and 4. We thank you for your support. If you have any question regarding the Fund's proxy materials, please call 1-800-733-8481.